ASSET SALE REDEMPTION NOTICE
HC2 Holdings, Inc.
11.500% Senior Secured Notes due 2021
CUSIP Numbers 404139AD9 (Rule 144A) and U40462AE0 (Regulation S)

Redemption Date: February 19, 2021

NOTICE IS HEREBY GIVEN pursuant to the terms of the Indenture dated as of November 20, 2018 (the “Indenture”), among HC2 Holdings, Inc. (the “Issuer”), the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), that the Issuer has elected to redeem and will redeem on February 19, 2021(the “Redemption Date”) $67,716,000 aggregate principal amount of the Issuer’s 11.500% Senior Secured Notes due 2021 (the “Notes”), at a redemption price equal to 100% of the principal amount of the Notes redeemed (the “Redemption Price”), plus accrued and unpaid interest since December 1, 2020 (the last regularly scheduled interest payment date preceding the Redemption Date), to the Redemption Date (together with the Redemption Price, the “Redemption Payment”) with the Net Cash Proceeds of an Asset Sale (each as defined in the Indenture).

Principal Amount of Redemption:
$66,534,000 (Rule 144A Notes) and $1,182,000 (Regulation S Notes)

Interest Accrued to the Redemption Date:
$1,657,805.50 (Rule 144A Notes) and $29,451.50 (Regulation S Notes)

Total:
$69,403,257.00

Holders of the Notes will be paid the Redemption Payment upon presentation and surrender of their Notes for redemption at the address indicated below. Notes called for redemption must be so surrendered in order to collect the Redemption Payment. The address for delivery of the Notes is as follows:

If by Hand, Courier or Overnight Mail: U. S. Bank Global Corporate Trust Services 111 Fillmore Ave E St. Paul, MN 55107
The method chosen for the delivery of the Notes is at the option and risk of the Holder. If delivery is by mail, use of registered or certified mail, properly insured is suggested. Notes held through The Depository Trust Company (“DTC”) should be surrendered for redemption in accordance with the procedures of DTC therefor.

On the Redemption Date, the Redemption Payment will become due and payable on Notes called for redemption and, unless the Issuer defaults in making payment of the Redemption Payment, interest on Notes called for redemption shall cease to accrue on and after the Redemption Date.

For a list of redemption requirements please visit our website at www.usbank.com/corporatetrust and click on the “Bondholder Information” link for Redemption instructions. You may also contact our Bondholder Communications team at 1-800-634-9802 Monday thru Friday from 8 AM to 6 PM CST.

IMPORTANT NOTICE

Pursuant to U.S. federal tax laws, you have a duty to provide the applicable type of tax certification form issued by the U.S. Internal Revenue Service (“IRS”) to U.S. Bank National Association to ensure payments are reported accurately to you and to the IRS. In order to permit accurate withholding (or to prevent withholding), a complete and valid tax certification form must be received by U.S. Bank National Association before payment of the redemption proceeds is made to you. Failure to timely provide a valid tax certification form as required will result in the maximum amount of U.S. withholding tax being deducted from any redemption payment that is made to you. Please visit www.irs.gov for additional information on the tax forms and instructions.

*The Undersigned shall not be held responsible for the selection or use of the CUSIP numbers, nor is any representation made as to its correctness indicated in the Redemption Notice. They are included solely for convenience of the Holders.

By U.S. Bank National Association
As Trustee

Dated: January 20, 2021